UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  August 28, 2012

COVENANT BANCSHARES, INC.
(Exact Name of Registrant as Specified in its Charter)

000-53989
(Commission File Number)

Delaware	80-0092089
(State or other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

7306 West Madison Street
Forest Park, Illinois 60130
(Address of Principal Executive Offices)

(773) 533-6900
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

On August 28, 2012, Covenant Bank, the wholly-owned subsidiary of Covenant Bancshares, Inc. (the "Company"), was noified by the Illinois Department of Financial and Professional Regulation, Division of Banking (the “Division”) that the Bank must increase its Tier 1 leverage capital ratio to not less than 5%.  If the Bank does not increase its Tier 1 leverage capital ratio to such level to the satisfaction of the Division, then the Division has authority to take additional regulatory action against the Bank.  As of June 30, 2012, the Bank’s reported Tier 1 leverage capital ratio was 2.34%, which is considered to be impaired and inadequate by the Division.

In addition, on August 28, 2012, the Division also issued to the Bank an Order to Cease and Desist (the “Order”).  The Order provides that the Bank must (i) cease and desist from soliciting or knowingly accepting any uninsured deposits, (ii) make contact with each account holder and discuss methods of restructuring or re-titling accounts that would eliminate any uninsured deposits and (iii) submit to the Division each Friday during the life of the Order, or at any other time as the Division may request, a written uninsured deposit report, including the total uninsured deposit amount, the identity of each depositor maintaining any uninsured deposit and the amount of each depositor’s uninsured deposit.

The Bank continues to be subject to the Consent Order entered into with the Federal Deposit Insurance Corporation and the Division on June 6, 2011, pursuant to which, among other things, the Bank agreed to achieve and maintain a Tier 1 leverage capital ratio of at least 9% and a total risk-based capital ratio of at least 13%.  As of June 30, 2012, the Bank’s Tier 1 leverage capital ratio was 2.34% and the total risk-based capital ratio was 4.85%.

The Company’s Board of Directors is pursuing strategic alternatives, including a capital infusion.  To date it has not received any commitment for a new capital investment, and there can be no assurance that the Company will be able to raise a sufficient amount of new capital in a timely manner, or on acceptable terms.  In addition, any transaction that would involve equity financing would most probably result in a substantial dilution to the Company’s current stockholders and could adversely affect the value of the Company’s common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COVENANT BANCSHARES, INC.
Date: September 4, 2012	By: /s/Herman L. Davis________________________ Herman L. Davis Sr. Vice President, CFO, Secretary and Treasurer